Exhibit 15.1

April 28, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by KT Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16.F “Change in Registrant’s Certifying Accountant” of Form 20-F of KT Corporation dated April 28, 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Samil PricewaterhouseCoopers

Attachment

Attachment

Item 16F.	Change in Registrant’s Certifying Accountant

On November 15, 2022, our Audit Committee approved the appointment of Deloitte Anjin as our principal accountant to audit our consolidated financial statements prepared in accordance with IFRS as issued by the IASB for the fiscal years ending December 31, 2023, 2024 and 2025, subject to the completion of the consolidated financial statements for the fiscal year ending December 31, 2022, and dismissed Samil PricewaterhouseCoopers, our former independent registered public accountants (including for the fiscal years ending December 31, 2020, 2021 and 2022) effective April 28, 2023, the date of completion of its audit of our financial statements for the fiscal year ending December 31, 2022 and the issuance of its report thereon. Deloitte Anjin was engaged on April 28, 2023 as our principal accountant to audit our consolidated financial statements prepared in accordance with IFRS as issued by the IASB.

The decision of our Audit Committee to dismiss Samil PricewaterhouseCoopers, and to appoint Deloitte Anjin, as our principal accountant to audit our financial statements prepared in accordance with IFRS, as issued by the IASB, was largely driven by the FSC’s designation of Deloitte Anjin as our external auditor in December 2022 pursuant to the requirement of the amended Act on External Audit of Stock Companies, which became effective in November 2018. The Act on External Audit of Stock Companies, as amended, requires that a publicly listed Korean company that was audited by an external auditor of its choice for six consecutive years change its external auditor to one designated by the FSC for a period of three consecutive years.

Samil PricewaterhouseCoopers’ reports on our consolidated financial statements for each of the two most recent fiscal years ended December 31, 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through April 28, 2023, there were: (i) no disagreements between us and Samil PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Samil PricewaterhouseCoopers, would have caused Samil PricewaterhouseCoopers to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements; and (ii) no “reportable events” as defined in Item 16F(a)(1)(v) of Form 20-F.

During the two most recent fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through April 28, 2023, neither we nor anyone on our behalf consulted Deloitte Anjin regarding either (i) the application of IFRS as issued by the IASB to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements (and neither a written report nor oral advice was provided to us that Deloitte Anjin concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue under IFRS, as issued by the IASB) or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions to Item 16F) or a “reportable event” (as described in Item 16F(a)(1)(v) of Form 20-F).

We provided a copy of the disclosure in this Item 16F to Samil PricewaterhouseCoopers and requested that Samil PricewaterhouseCoopers furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with such disclosure, and if it does not agree, stating the respects in which it does not agree. A copy of Samil PricewaterhouseCoopers’ letter dated April 28, 2023 is filed as Exhibit 15.1 to this annual report for the fiscal year ended December 31, 2022.